Mr. Stewart Hen
466 Lexington Avenue
New York, NY 10017
Neurogen Corporation, NRGN
April 19, 2004


                                   EXHIBIT 99
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                            Explanation of Responses
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     On April 19, 2004, Warburg Pincus Private Equity VIII, L.P. ("WPVIII"), a
Delaware limited partnership, purchased 8,571,429 shares of common stock, par value $.025 per share (the "Common Stock"), of Neurogen Corporation (the "Company"), at an aggregate purchase price of $60,000,003, pursuant to a Securities Purchase Agreement, dated as of March 19, 2004 (the "Purchase Agreement"), as amended, by and between the Company, WPVIII and the other investors listed on the signature pages thereto. The sole general partner of WPVIII is Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WPVIII. The members of WP LLC are substantially the same as the partners of WP. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), WP and WP LLC may be deemed to be the beneficial owners of Common Stock held by WPVIII, although both WP and WP LLC disclaim beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. Mr. Stewart Hen, a director of the Company, is a general partner of WP and a managing director and member of WP LLC. As such, Mr. Hen may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the Common Stock owned by WPVIII. All shares indicated as owned by Mr. Hen are included because of his affiliation with the above entities. Mr. Hen disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein.